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                    June 21, 2024

       David Stasse
       Chief Financial Officer
       Trinseo PLC
       440 East Swedesford Road, Suite 301
       Wayne, PA 19087

                                                        Re: Trinseo PLC
                                                            Form 10-K for the
Year Ended December 31, 2023
                                                            File No. 001-36473

       Dear David Stasse:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services